Outbrain

Date: May 4, 2021
To: Asaf Porat
By Email
Dear Asaf,
Re: Change of Employment Terms
Following our recent discussions, on behalf of the parent company of Outbrain Israel Ltd., Outbrain Inc. (respectively, the “Parent Company” and the “Company”), we wish to set out in writing certain changes with respect to the terms and conditions of your employment to become effective as of January l, 2021 (the: “Effective Date”):
1.Prior Notice: In the event of termination of your employment, other than in circumstances of “Cause”, as such term is defined in the Employment Agreement between yourself and the Company dated March 21, 2014 (the “Employment Agreement”), you and the Company will have the right to terminate the employment relations, at any time and for any reason, by providing the other party a prior written notice of six (6) months.
2.Section 6 of the Employment Agreement is hereby deleted in its entirety and replaced with a new Section as follows:
“6.1    In consideration for his/her work, the Employee will be entitled to a gross monthly salary in the sum of NIS70,000 (the “Salary”). Without derogating from Section 7 of the Agreement, the Salary is calculated in accordance with and consists of the following two (2) components:
6.1.1    A monthly gross Salary in the amount of NIS56,000 (the “Base Salary”); and
6.1.2    A monthly gross global compensation for overtime hours of work as follows: Since both the Company and the Employee expect that the work load at the Company may require from time to time extensive volume of working hours, the Company will pay to the Employee on a monthly basis, in addition to the Base Salary and in consideration of any services that the Employee may render at overtime hours, a global gross amount of NIS14,000 (the “Global Overtime Compensation”) which reflects full compensation for the amount of overtime hours which the Employee is expected to work per month. The Global Overtime Compensation has been determined according to Company's knowledgeable estimation of the scope of overtime hours per month which the Employee's position requires.
The Salary shall be paid once per month, no later than the 9th day of each calendar month, for the preceding month.

Outbrain

6.2 Notwithstanding the two components of the Salary, as set forth above, ex gratia, the Salary, in its entirety, shall serve as the sole basis for the payment of social benefits and all rights to which the Employee is entitled, in accordance with this Agreement, and in accordance with applicable law.”
3.A new Section 6A will be added to the Agreement as follows:
“6A. Bonus
6A.1.The Employee is eligible to receive an annual bonus payment. Subject to the below, the target amount of the annual bonus shall be NIS420,000 per twelve (12) calendar months, pursuant to the Company’s Executive Bonus plan, which includes targets determined by the Company, at its sole discretion, from time to time (the “Bonus”). The actual amount of Employee’s Bonus to be paid shall be determined by the Company’s Compensation Committee in accordance with its charter and be paid to the extant eligible, no later than in the month of April following the year with respect to which such Bonus is provided. Notwithstanding the foregoing, the payment of the Bonus shall be subject to Company’s discretion if either the Company or Employee has provided prior notice per Section 1 of this Amendment (i.e. ‘Prior Notice’), regardless of whether Employee is employed as of the date of the Bonus payment.
6A.2 Bonus payments shall be subject to applicable tax and any other additional deduction required by law. For the avoidance of doubt, Bonus payments shall not be considered as part of the Salary for any purpose, including for any payment or accompanying deduction made pursuant to this Agreement or applicable law.”
4.Change in Control: Upon termination of your employment by the Company within twelve (12) months from a Change in Control Event (as defined below), and which such termination is either due to (a) termination by the Company (other than in circumstances of Cause) or (b) your resignation for Good Reason (as defined below), your then outstanding Options/RSUs shall accelerate and become fully vested as of your final day of employment.
5.Definitions
(a)“Change in Control Event” shall mean the closing of (i) sale of all or substantially all of the shares of the Parent Company and/or sale of all or substantially all of the assets of the Parent Company, other than to a wholly-owned subsidiary of the Parent Company, (ii) the sale of shares of the Parent Company, in a single transaction or series of related transactions, representing more than 50% of the voting power of the voting securities of the Parent Company, or (iii) the consolidation or merger of the Parent Company with or into any other entity, in one or

Outbrain

a series of related transactions, in which the shareholders of the Parent Company prior to the transaction or series of related transactions hold, following such transaction or series of related transactions, less than 50% of the outstanding shares of the Parent Company or the surviving company, as applicable.
(b)“Good Reason” means, the occurrence without your consent, (i) material diminution in title, duties, responsibilities or authority with respect to the Outbrain business (provided, however, that a change in role, title and/or reporting structure that nevertheless continues to reflect comparable responsibilities and authorities will not be deemed as such a demotion, due to a Change in Control Event); (ii) reduction of Salary or employee benefits except for across-the-board changes for executives at the executive level; (iii) a relocation of the your principal place of employment by more than fifty (50) miles, or (iv) material breach of the Employment Agreement by the Company or any other agreement between the Company and the executive; provided, however, that your voluntary termination shall be considered Good Reason only if (a) you provide notice to the Company of the act or omission constituting Good Reason within ninety (90) days of the occurrence of such act or omission; (b) after receiving such notice, the Company fails to remedy such act or omission within thirty (30) days of such notice; and (c) you resigns within thirty (30) days after the end of such cure period.
Except to the extent otherwise specifically modified herein in this letter, all of the terms and conditions of the Employment Agreement are hereby ratified, approved and confirmed and all such terms and conditions shall remain in full force and effect.
This letter shall constitute a Notice of Change of Employment Terms pursuant to the Notice to Employee and Jon Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002.
We wish to thank you for your cooperation and wish us all good luck.
Sincerely,
/s/ DAVID KOSTMAN
Outbrain Israel Ltd.
/s/ ASAF PORAT         May 23, 2021
Asaf Porat     Date

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